                                                                     EXHIBIT 5.1


                     [Letterhead of Messerli & Kramer P.A.]


February 5, 2004

The Board of Governors
Granite Falls Community Ethanol Plant, LLC
2448 - 540th Street, Suite 1
Granite Falls, Minnesota 56241

     RE:  2004 Registration Statement

Ladies and Gentlemen:

In connection with the proposed offer and sale of up to 30,000 units of the membership interests (the "Membership Units") of Granite Falls Community Ethanol Plant, LLC (the "Company"), we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

     1.   The Company's Articles of Organization;

     2. The Company's Fourth Amended and Restated Operating Agreement (in draft form);

     3. The Company's resolutions of the Board of Directors authorizing the issuance of units; and

     4. The Company's Registration Statement, in the form to be originally filed by the Company with the United States Securities and Exchange Commission on or about February 6, 2004.

In rendering our opinions we have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents; and (ii) certificates and assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions. We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.

The opinions expressed herein are effective only as of the date of this opinion letter. The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. Our opinions are based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.

Based on our examination and inquiry, we are of the opinion that, upon effectiveness of the Registration Statement, and when issued and sold in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), the Membership Units will be duly authorized, fully paid and non-assessable.


Very truly yours,


/s/ Messerli & Kramer P.A.

MESSERLI & KRAMER P.A.